Exhibit 99.01

Media Contact:

Andrea tenBroek

Communications Representative

(978) 646-1815

mediarelations@abiomed.com

Investor Relations:

Javier Jimenez

Vice President of Operations

(978) 646- 1807

ir@abiomed.com

ABIOMED Reports Fiscal Second Quarter Financial Results

DANVERS, Mass. (November 1, 2004) – ABIOMED, Inc. (NASDAQ: ABMD) today released financial results for the second quarter of fiscal year 2005 ended September 30, 2004.

Highlights include:

•                  Total product revenues of $10.4 million, the highest quarter revenue in the company’s history.

•                  Revenue growth of 95% measured against the comparable quarter of the last year, and 40% over the prior quarter.

•                  Profitability based on product revenues for the first time in company history, with earnings per share of $.02, compared to a loss of $.13 for the same quarter last year.  The company’s goal is to be profitable based on ongoing business operations for the year.

•                  Revenues of $17.9 million for the six months ended September 30, 2004, compared to $10.4 million for the six months ended September 30, 2003, growth of 71%.

•                  AB5000 revenue growth of 129% in comparison to the first quarter of the fiscal year.

•                  Submission in September for FDA approval of the AbioCor Implantable Replacement Heart under a Humanitarian Device Exemption.

•                  The appointment of a new General Manager, Frank Menzler, in Europe, the addition of distributors in Latin America and Canada, and the continued expansion of ABIOMED’s sales and clinical staff.

“Our performance this quarter validates the potential of a tremendously under-served segment of the mechanical circulatory support market: Bridge to Recovery,” said Michael R. Minogue, CEO and President of ABIOMED.  “Our team is engaged and energized by the momentum we’ve created, but we are not fully satisfied because we know we’ve realized only a fraction of the overall potential.  We remain committed to our company creed to save lives, lead in technology and innovation, become profitable, and create a winning culture that drives our success.  While the AbioCor represents our future potential to extend lives for end-stage heart failure patients, we are also focused on our core business, heart recovery, which has the potential to save tens of thousands of people each year.”

The potential US caseload for Bridge to Recovery patients, those who suffer from an acute cardiac event and whose hearts have the potential to recover if given support, is 60,000 patients per year.(1)  Currently, less than 1,000 patients per year actually receive temporary support from a ventricular assist device with the goal of recovery, even though the alternative is usually death.  The survival rate for patients implanted with the BVS 5000 and AB5000 systems is greater than 50% at the top 20% of centers in ABIOMED’s installed base.(2)

•                  Contrary to the common misconception that it can be determined within five days if a patient will recover, ABIOMED’s data shows that 84% of AB5000 patients who recover do so after day five on support. For example, a woman in Florida recovered after 15 days on support. The physicians realized her heart had recovered during her heart transplant surgery.  She has returned home with her natural heart.  Had she received a transplant, this 34-year-old mother of two would have had a 65% chance of surviving five years.

•                  Early implantation has been demonstrated to be a key factor in survival for patients requiring temporary circulatory support.  According to Dr. Nicholas Smedira, Surgical Director of Cardiac Transplantation and Mechanical Circulatory Support at the Cleveland Clinic, “the success of acute circulatory support systems like the AB5000 may be predicated on early use following a cardiac event, and early transfer to advanced cardiac centers.”

•                  Another key factor in the success of patients put on the BVS and AB5000 systems is the fact that patients can be switched from one device to another without re-opening the chest.  Reducing the need for surgery greatly reduces the risk of adverse events such as infection and bleeding, and helps support recovery.

Financial results for the second quarter of fiscal year 2005 ended September 30, 2004 are summarized in the attached table.  Financial highlights of the quarter included:

Revenues. Revenues for the quarter ended September 30, 2004 were $10.4 million, 95% above the $5.3 million reported for the quarter ended September 30, 2003.  Sales of the new AB5000 system represented the largest portion of the increase.  BVS 5000 revenues also increased significantly.  For the six

(1)   Health Research International: U.S. Opportunities  in Heart Failure Technologies, March 2004

(2)   ABIOMED data registry, 1993-present

months ended September 30, 2004, revenues were $17.9 million, or 71% higher than the $10.4 million reported for the six months ended September 30, 2003. International sales accounted for 5% and 11% of total product revenue during the six months ended September 30, 2004 and 2003, respectively.

Net Profit or Loss. During the quarter ended September 30, 2004 we showed a net profit of $0.5 million, or $0.02 per share.  This compares to a loss of $2.8 million or $0.13 per share for the three months ended September 30, 2003.  Our higher product revenues during the recent quarter contributed to our first profitable quarter in the past eight fiscal years, and first profitable quarter based on product revenues in company history.

For the six months ended September 30, 2004 we incurred a net loss of $1.9 million, or $0.09 per share.  This compares to a net loss of $5.9 million, or $0.28 per share for the six months ended September 30, 2003.

Cost of Product Revenues. Cost of product revenues as a percentage of product revenues was 23% in the three months ending September 30, 2004 compared to 27% in the three months ending September 30, 2003. Cost of product revenues as a percentage of product revenues was 24% in the six months ending September 30, 2004 compared to 26% in the six months ending September 30, 2003.

Research and Development Expenses.  Research and development expense was $3.4 million in the three months ended September 30, 2004, compared to $3.6 million in the corresponding three months of 2003; a reduction of $0.2 million, or 5%.  Research and development expenses during the quarter consisted of continued clinical and development efforts related to the AbioCor, the AbioCor II and our continued efforts to enhance and extend the existing BVS and new AB5000 product offerings. Research and development expenses decreased by $1.0 million, or 13% to $6.7 million in the six months ended September 30, 2004, from $7.7 million in the six months ended September 30, 2003.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1.1 million, or 34%, to $4.3 million in the three months ended September 30, 2004, from $3.2 million in the three months ended September 30, 2003. The increase is the result of higher selling and marketing expenses as we focus more resources on expanding commercial development of our new and existing products.  We spent more on headcount, including sales and clinical labor, tradeshows and marketing materials than during the same quarter of the prior year.  Commission expenses also increased as a result of higher revenues.  We also continued to incur additional costs for recruiting and relocating senior additions to our management team.

Selling, general and administrative expenses increased by $2.8 million, or 44%, to $9.2 million in the six months ended September 30, 2004, from $6.4 million in the six months ended September 30, 2003.

Liquidity and Capital Resources. We have supported our operations primarily with net revenues from sales of our BVS and AB5000 circulatory assist product line, government contracts and proceeds from our equity financings.  As of September 30, 2004, our cash, cash equivalents, short-term marketable securities and long-term investments totaled $43.5 million.

During the six months ended September 30, 2004, cash used by operating activities was $4.4 million, 24% less than the $5.8 million used by operations in the six months ending September 30, 2003.  We increased inventory by $1.9 million as of September 30, 2004 in anticipation of new AB5000 sales and our receivables increased by $0.8 million as a result of our higher revenues.  Both of these items offset a portion of the improvement in operating cash flow resulting from the lower net loss.  Net cash consumption from all activities, as determined by the net change in cash, short-term marketable securities and long-term investments, was $2.0 million for the six months ended September 30, 2004, compared to $5.7 million consumed for the six months ended September 30, 2003.  During the six months ended September 30, 2004, the Company benefited from $2.8 million in cash proceeds as a result of employee stock option exercises and employee participation in the Company’s stock purchase plan.

ABIOMED will be hosting a conference call with analysts and investors to discuss fiscal 2005 second quarter results.  This conference call is scheduled for Monday, November 1st at 11:00 a.m. Eastern Time.

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED, which currently sells the BVS® 5000 Biventricular Support System and the AB5000™ Circulatory Support System, is the market leader in devices for the temporary support of patients with failing but potentially recoverable hearts. In September 2004, ABIOMED applied for initial FDA market approval for the AbioCor® Implantable Replacement Heart to treat a defined subset of irreversible end-stage heart failure patients under a Humanitarian Device Exemption.

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the Company’s progress toward commercial growth, and future opportunities. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K.  Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release.  The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

(1)  Health Research International: U.S. Opportunities  in Heart Failure Technologies, March 2004

(2)  ABIOMED data registry, 1993-present

ABIOMED, Inc.

FINANCIAL HIGHLIGHTS

CONSOLIDATED OPERATING RESULTS (Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	Sept. 30 2004	Sept. 30 2003	Sept. 30 2004	Sept. 30 2003
Product Revenues	$10,376	$5,286	$17,742	$10,299
Funded Research & Development	61	55	136	142
Total Operating Revenues	10,437	5,341	17,878	10,441

Cost of Product Revenues	2,429	1,411	4,186	2,633
R&D Expenses	3,422	3,593	6,730	7,716
S,G&A Expenses	4,318	3,217	9,235	6,418
Total Operating Expenses	10,169	8,221	20,151	16,767

Income (Loss) from Operations	268	(2,880)	(2,273)	(6,326)

Other Income, net	191	119	353	380

Net Income (Loss)	$459	$(2,761)	$(1,920)	$(5,946)

Net Income (Loss) per Share	$0.02	$(0.13)	$(0.09)	$(0.28)

Weighted Average Shares Outstanding	21,852	21,076	21,694	21,065

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	Sept. 30, 2004	March 31, 2004
Cash and Investments	$43,504	$45,541

Working Capital	$44,917	$32,154

Total Assets	$59,643	$59,161

Current Liabilities	$4,431	$4,825

Stockholders’ Equity	$55,212	$54,336

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